Exhibit 99.1

M/I Homes Announces $100 million Increase to Share Repurchase Authorization

Columbus, Ohio (February 17, 2022) - M/I Homes, Inc. (NYSE:MHO) announced today that its Board of Directors has approved an increase in its existing share repurchase authorization by an additional $100 million. The Company established its existing $100 million share repurchase authorization in July 2021, and as of December 31, 2021, there was $48.5 million of remaining availability under the authorization. With the increase, the Company has increased the available authorization under the program to purchase up to $148.5 million of its common shares. Such common shares may be purchased through open market transactions, privately negotiated transactions or otherwise in accordance with all applicable laws. The timing and amount of any purchases will be determined by the Company’s management at its discretion based on a variety of factors, including the market price of the Company’s common shares, business considerations, general market and economic conditions and legal requirements. The authorization has no expiration date and may be modified, discontinued or suspended at any time.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions”, “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, the impact of COVID-19, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will

Exhibit 99.1
increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021